UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Amicus Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

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Amicus Therapeutics, Inc.
47 Hulfish Street
Princeton, New Jersey 08542

SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 3, 2026

February 23, 2026

These definitive additional materials (which we refer to as the “Definitive Additional Materials”) amend and supplement the definitive proxy statement, dated February 2, 2026 (which we refer to as the “Definitive Proxy Statement”), initially mailed to stockholders on or about February 2, 2026, by Amicus Therapeutics, Inc., a Delaware corporation (which we refer to as “Amicus”, “we”, “our”, or the “Company”), for a special meeting of our stockholders (which we refer to as the “Special Meeting”) to be held virtually via live webcast on March 3, 2026, at 9:00 a.m., Eastern Time (unless the Special Meeting is adjourned or postponed). The purpose of the Special Meeting is to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated December 19, 2025, by and among Amicus, BioMarin Pharmaceutical Inc., a Delaware corporation (which we refer to as “BioMarin”), and Lynx Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of BioMarin (which we refer to as “Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Amicus (which we refer to as the “Merger”), with Amicus surviving the Merger as a wholly owned subsidiary of BioMarin.

These Definitive Additional Materials have been filed by Amicus with the United States Securities and Exchange Commission (which we refer to as the “SEC”) on February 23, 2026.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the Merger or how to submit their proxies or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3402
Banks & Brokers May Call Collect: (212) 750-5833

The information contained herein speaks only as of February 23, 2026, unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Amicus believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law; however, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such actions, Amicus wishes to voluntarily make supplemental disclosures related to the proposed Merger, which are set forth below, in response to certain allegations. Nothing in these supplemental disclosures shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the extent that information in these Definitive Additional Materials differs from or conflicts with information contained in the Definitive Proxy Statement, the information in these Definitive Additional Materials shall supersede or supplement the information in the Definitive Proxy Statement, as applicable. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

SUMMARY

Legal Proceedings Regarding the Merger

The following disclosure replaces in its entirety the disclosure under the section captioned “Summary — Legal Proceedings Regarding the Merger” on page 8 of the Definitive Proxy Statement:

•
On January 22, 2026, a purported stockholder of Amicus filed a lawsuit in the United States District Court for the Northern District of Illinois against Amicus and its directors, captioned Ramesh Pathak v. Amicus Therapeutics, Inc., et al., Case No. 26-cv-755. The purported stockholder filed an amended complaint on January 23, 2026 (we refer to that amended complaint as the “Pathak Complaint”). The Pathak Complaint alleges that the preliminary proxy statement filed by Amicus with the SEC on January 21, 2026 in connection with the Merger omits material information and contains misleading disclosures and that, as a result, the defendants violated Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

•
On February 5, 2026, a purported stockholder of Amicus filed a lawsuit in the Supreme Court of the State of New York, County of New York, against Amicus and its directors, captioned John Marino v. Amicus Therapeutics, Inc., et al., Index No. 650728/2026 (which we refer to as the “Marino Complaint”). On February 6, 2026, another purported stockholder of Amicus filed a lawsuit in the Supreme Court of the State of New York, County of New York, against the Company and the Board, captioned Richard Lawrence v. Amicus Therapeutics, Inc., et al., Index No. 650760/2026 (which we refer to as the “Lawrence Complaint”). The Marino Complaint and the Lawrence Complaint each assert claims under New York common law, alleging, among other things, that the definitive proxy statement filed by Amicus with the SEC on February 2, 2026 in connection with the Merger omits material information and contains misleading disclosures.

•
On February 13, 2026, another purported stockholder of Amicus filed a lawsuit in the Superior Court of the State of New Jersey, Atlantic County, against Amicus, its directors and BioMarin, captioned Drulias v Bleil et al., Case No. ATL-C-000013-26 (which we refer to as the “Drulias Complaint”). The Drulias Complaint asserts claims under the New Jersey Uniform Securities Law and New Jersey common law, alleging, among other things, that the definitive proxy statement filed by Amicus with the SEC on February 2, 2026 in connection with the Merger omits material information and contains misleading disclosures.

•
The Pathak Complaint, the Marino Complaint, the Lawrence Complaint and the Drulias Complaint (together, which we refer to as the “Complaints”) each seek, among other things, (i) injunctive relief preventing consummation of the Transactions until such time as the alleged material omissions are cured, (ii) rescission of the Transactions or an award of damages if the Transactions are consummated, and (iii) an award of the plaintiffs’ fees and expenses in connection with the litigation, including reasonable attorneys’ and experts’ fees and expenses.

•
Additionally, Amicus has received a demand from another purported stockholder of Amicus seeking to inspect Amicus’ books and records pursuant to Section 220 of the DGCL in connection with the Merger (which we refer to as the “220 Demand”). Amicus has also received additional demand letters from purported stockholders seeking additional disclosures in the proxy statement (together, which we refer to as the “Demand Letters”). Amicus believes the claims asserted in the Complaints, the 220 Demand and the Demand Letters are without merit.

•
Additional demands like the Demand Letters or the 220 Demand may be received, and additional lawsuits may be filed against Amicus, the Board of Directors, BioMarin and/or Merger Sub in connection with the Transactions. If additional similar demands are received or complaints are filed, absent new or different allegations that are material, Amicus will not necessarily announce such additional demands or filings.

THE MERGER

Background of the Merger

The disclosure under the section captioned “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the second full paragraph on page 34 of the Definitive Proxy Statement:

On March 6, 2024, the Board of Directors formed a Transactions Committee comprised of the Chair of the Board of Directors and members of the Audit and Compliance Committee. The Transactions Committee was formed for convenience to permit the Board of Directors to exercise efficient oversight of Amicus’ management and to review and evaluate a potential licensing transaction then under consideration by Amicus and other potential business development opportunities. Amicus ultimately discontinued evaluation of this potential licensing transaction in May 2024; however, the Board of Directors retained the Transactions Committee to continue to meet from time to time to review and evaluate other potential business development activities. None of the members of the Transactions Committee received additional compensation for their service on the Transactions Committee, including in connection with the proposed transaction with BioMarin.

The disclosure under the section captioned “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the fifth full paragraph on page 35 of the Definitive Proxy Statement:

On June 23, 2025, Mr. Campbell and Alexander Hardy, President and Chief Executive Officer of BioMarin, had an introductory conversation, which Mr. Hardy had arranged after initially meeting Mr. Campbell at an earlier event sponsored by an industry organization. During this introductory conversation, Mr. Campbell and Mr. Hardy ~~and~~ briefly discussed their respective backgrounds, the history of each of Amicus and BioMarin and macroeconomic factors affecting the biopharmaceutical industry.

The disclosure under the section captioned “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the second full paragraph on page 39 of the Definitive Proxy Statement:

On November 24, 2025, at the direction of the Transactions Committee and the Board of Directors, representatives of Amicus, Goldman Sachs or Centerview reached out to representatives of each of the five parties that the Board of Directors had identified at the November 22, 2025 Transactions Committee meeting, including Party A and Party B, to determine each party’s interest in a potential strategic transaction with Amicus. Subsequently, each of these parties ultimately declined to engage in further discussions regarding a potential strategic transaction at that time and, except for the June 12 Proposal submitted by Party A, none of these parties submitted any indications of interest or proposed any terms with respect to an acquisition of all of the outstanding common stock of Amicus.

The disclosure under the section captioned “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the first full paragraph on page 40 of the Definitive Proxy Statement:

On December 5, 2025, Amicus sent Lupin a proposed execution version of a non-exclusive, non-transferable, royalty-free, fully paid-up license with Lupin which would allow Lupin to market its generic version of Galafold in the United States beginning on January 30, 2037, or earlier in certain circumstances (which we refer to as the “Lupin License Agreement”) that would resolve the Lupin Litigation. The terms of the Lupin License Agreement are confidential and such terms and related confidential information may not be publicly disclosed. The Lupin License Agreement required two Lupin signatories to fully execute the document.

The disclosure under the section captioned “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the fifth full paragraph on page 40 of the Definitive Proxy Statement:

On December 8, 2025, Amicus entered into a non-exclusive, non-transferable, royalty-free, fully paid-up license with Aurobindo which will allow Aurobindo to market its generic version of Galafold in the United States beginning on January 30, 2037, or earlier in certain circumstances (which we refer to as the “Aurobindo License Agreement”) and Amicus and Aurobindo agreed to resolve the Aurobindo Litigation. The terms of the Aurobindo License Agreement are confidential and such terms and related confidential information may not be publicly disclosed. Subsequently, Amicus informed BioMarin that Amicus had entered into the Aurobindo License Agreement that would resolve the Aurobindo Litigation.

The disclosure under the section captioned “The Merger — Background of the Merger” is hereby amended and supplemented by adding the following bolded and double underlined language in the first full paragraph on page 41 of the Definitive Proxy Statement:

On December 17, 2025, the Board of Directors held a meeting, which was also attended by representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. Mr. Campbell updated the Board of Directors on his recent conversations with Mr. Hardy. Mr. Campbell expressed concern that BioMarin might lose interest in a potential transaction with Amicus in light of the recent increase in Amicus’ stock price and the lack of resolution of the Lupin Litigation. Representatives of Centerview and Goldman Sachs reviewed Amicus’ recent stock prices and trading patterns. The Board of Directors discussed whether BioMarin might be willing to increase its offer based on Amicus’ increased stock price ~~could affect BioMarin’s offer~~ and determined, in light of Mr. Hardy’s repeated indications that BioMarin would be unwilling to increase its offer beyond the December 6 Proposal, that Amicus would not go back to BioMarin to request an increased offer. The Board of Directors then discussed strategies for quickly reaching a settlement with Lupin. Following discussion, the Board of Directors determined that Amicus should continue to work towards and agree to a settlement with Lupin.

Opinion of Amicus’ Financial Advisor - Centerview Partners LLC

The disclosure under the section captioned “The Merger — Opinion of Amicus’ Financial Advisor - Centerview Partners LLC — Summary of Centerview Financial Analysis — Selected Public Company Analysis” is hereby amended and supplemented by adding the following new column and bolded and double underlined language in the table on page 50 of the Definitive Proxy Statement:

Company	Enterprise Value (in millions)	EV/4-Year Forward Revenue Multiple
Acadia Pharmaceuticals Inc.	$3,758	2.4	x
Alkermes plc	$5,755	2.7	x
BioCryst Pharmaceuticals, Inc.	$1,982	1.9	x
Catalyst Pharmaceuticals, Inc.	$2,391	3.1	x
Krystal Biotech, Inc.	$6,299	7.1	x
Mirum Pharmaceuticals, Inc.	$5,111	5.1	x
PTC Therapeutics, Inc.	$5,257	2.9	x
Travere Therapeutics, Inc.	$3,475	2.9	x
Ultragenyx Pharmaceutical Inc.	$2,628	1.5	x

The disclosure under the section captioned “The Merger — Opinion of Amicus’ Financial Advisor - Centerview Partners LLC — Summary of Centerview Financial Analysis — Selected Public Company Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language in the final paragraph beginning on page 50 of the Definitive Proxy Statement:

Applying this range of EV/4-Year Forward Revenue Multiples to Amicus’ estimated 4-Year Forward Revenue of $1,236 million (based on 25% of Amicus’ estimated risk-adjusted revenue for calendar year 2028 and 75% of Amicus’ estimated risk-adjusted revenue for calendar year 2029), as set forth in the Internal Data, and subtracting from the result Amicus’ net debt of $137 million as of September 30, 2025, as set forth in the Internal Data, and dividing the result of the foregoing by the number of fully-diluted outstanding shares of our common stock (calculated based on approximately 309.3 million shares of our common stock outstanding and, ~~determined~~ using the treasury stock method, ~~and~~ taking into account the dilutive impact of approximately 27.6 million outstanding in-the-money options with a weighted average exercise price of $11.62, approximately 9.5 million Company RSUs and approximately 3.3 million Company PSUs (including assumptions regarding the vesting of such performance stock units)) as of December 17, 2025, as set forth in the Internal Data, resulted in an implied per share equity value range for shares of our common stock of approximately $7.25 to $11.95, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $14.50 per share of our common stock to be paid, without interest, to the holders of shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) pursuant to the Merger Agreement.

The disclosure under the section captioned “The Merger — Opinion of Amicus’ Financial Advisor - Centerview Partners LLC — Summary of Centerview Financial Analysis — Selected Precedent Transaction Analysis” is hereby amended and supplemented by adding the following new column and bolded and double underlined language in the table on page 51 of the Definitive Proxy Statement:

Date Announced	Target	Acquiror	Transaction Value (in millions)	TV/4-Year Forward Revenue Multiple
November 2025	Avadel Pharmaceuticals plc	Alkermes plc	$2,129	4.1	x
June 2025	Blueprint Medicines Corporation	Sanofi S.A.	$9,059	4.5	x
April 2025	SpringWorks Therapeutics, Inc.	Merck KGaA	$3,503	2.6	x
May 2024	Calliditas Therapeutics AB(1)	Asahi Kasei Corporation	$1,136	1.7	x
May 2023	CTI BioPharma Corp.	Swedish Orphan Biovitrum AB	$1,686	3.5	x
January 2023	Albireo Pharma, Inc.	Ipsen S.A.	$711	2.5	x
January 2023	Amryt Pharma plc	Chiesi Farmaceutici S.p.A.	$1,252	2.1	x
August 2022	Global Blood Therapeutics, Inc.	Pfizer Inc.	$5,477	5.0	x
August 2022	ChemoCentryx, Inc.	Amgen, Inc.	$3,604	4.1	x
January 2022	Zogenix, Inc.	UCB S.A.	$1,390	2.3	x
February 2021	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company	$6,701	3.4	x

(1)	Based on Wall Street research analyst consensus estimated four-year forward revenue.

The disclosure under the section captioned “The Merger — Opinion of Amicus’ Financial Advisor - Centerview Partners LLC — Summary of Centerview Financial Analysis — Selected Precedent Transaction Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the first full paragraph on page 52 of the Definitive Proxy Statement:

Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, related to, among other things, differences in the business, operational and/or financial conditions and prospects of Amicus and the companies included in the selected precedent transactions analysis, Centerview selected a reference range of TV/4-Year Forward Revenue Multiples of 2.50x to 4.50x derived from the selected precedent transactions. Applying this reference range of TV/4-Year Forward Revenue Multiples to Amicus’ 4-Year Forward Revenue of $1,236 million (based on 25% of Amicus’ estimated risk-adjusted revenue for calendar year 2028 and 75% of Amicus’ estimated risk-adjusted revenue for calendar year 2029), as set forth in the Internal Data, and subtracting from it Amicus’ net debt (including the book value of equity investments and debt prepayment costs) of $189 million (calculated as $137 million of net debt as of September 30, 2025 plus applicable debt prepayment costs upon a change of control) as of September 30, 2025, as set forth in the Internal Data, and dividing the result of the foregoing by the number of fully-diluted outstanding shares of our common stock (calculated based on approximately 309.3 million shares of our common stock outstanding and, ~~determined~~ using the treasury stock method, ~~and~~ taking into account the dilutive impact of approximately 27.6 million outstanding in-the-money options with a weighted average exercise price of $11.62, approximately 9.5 million Company RSUs and approximately 3.3 million Company PSUs (including assumptions regarding the vesting of such performance stock units)) as of December 17, 2025, as set forth in the Internal Data, resulted in an implied equity value per share of our common stock of $9.00 to $16.25, rounded to the nearest $0.05.

The disclosure under the section captioned “The Merger — Opinion of Amicus’ Financial Advisor - Centerview Partners LLC — Summary of Centerview Financial Analysis — Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the third and fourth full paragraphs on page 52 of the Definitive Proxy Statement:

In performing this analysis, Centerview calculated a range of equity values for shares of our common stock by (a) discounting to present value as of September 30, 2025, using discount rates ranging from 10.25% to 12.00% (based on Centerview’s analysis of Amicus’ weighted average cost of capital determined using the capital asset pricing model and using a mid-year convention and based on considerations that Centerview deemed relevant in its professional judgment and experience): (i) the forecasted, risk-adjusted unlevered free cash flows of Amicus over the period beginning on October 1, 2025, and ending on December 31, 2045, utilized by Centerview based on the Forecasts, (ii) a range of implied terminal values of Amicus at the end of the forecast period shown in the Forecasts, estimated by Centerview applying a range of perpetuity growth rates of negative 15.0% to negative 5.0%, as directed by Amicus and (iii) the forecasted tax savings from usage of Amicus’ federal net operating losses of $1,112 million as of December 31, 2024, and (b) subtracting Amicus’ net debt of $137 million as of September 30, 2025, as set forth in the Internal Data, from the foregoing results.

Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding shares of our common stock (calculated based on approximately 309.3 million shares of our common stock outstanding and, ~~determined~~ using the treasury stock method, ~~and~~ taking into account the dilutive impact of approximately 27.6 million outstanding in-the-money options with a weighted average exercise price of $11.62, approximately 9.5 million Company RSUs and approximately 3.3 million Company PSUs (including assumptions regarding the vesting of such performance stock units)) as of December 17, 2025, as set forth in the Internal Data, resulting in a range of implied equity values per share of our common stock of $11.75 to $14.35, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $14.50 per share of our common stock to be paid to the holders of shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) pursuant to the Merger Agreement.

The disclosure under the section captioned “The Merger — Opinion of Amicus’ Financial Advisor - Centerview Partners LLC — Summary of Centerview Financial Analysis — Other Factors” is hereby amended and supplemented by adding the following bolded and double underlined language and table in the third bullet in the first full paragraph on page 53 of the Definitive Proxy Statement:

•
Precedent Premia Paid Analysis. Centerview performed an analysis of premia paid in the selected transactions set forth above under the subtitle captioned “Selected Precedent Transaction Analysis”, for which premium data was available and which Centerview deemed relevant in its professional judgment. The premia in this analysis were calculated by comparing the per share acquisition price in each transaction (excluding contingent payments) to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target company’s common stock was perceived to be affected by a potential transaction. Based on the analysis above and other considerations that Centerview deemed relevant to consider in relation to Amicus and the Transactions in its experience and professional judgment, Centerview applied a premium range of 30% to 80% to Amicus’ closing share price on December 18, 2025 (the last trading day before the public announcement of the Transactions) of $10.89, which resulted in an implied price range of approximately $14.15 to $19.60 per share of our common stock, rounded to the nearest $0.05. The transactions observed are as follows:

Date Announced	Target	Acquiror	Transaction Value (in millions)	Unaffected 1-Day Premium
November 2025	Avadel Pharmaceuticals plc	Alkermes plc	$2,129	33%
June 2025	Blueprint Medicines Corporation	Sanofi S.A.	$9,059	27%
April 2025	SpringWorks Therapeutics, Inc.	Merck KGaA	$3,503	17%
May 2024	Calliditas Therapeutics AB(1)	Asahi Kasei Corporation	$1,136	83%
May 2023	CTI BioPharma Corp.	Swedish Orphan Biovitrum AB	$1,686	89%
January 2023	Albireo Pharma, Inc.	Ipsen S.A.	$711	84%
January 2023	Amryt Pharma plc	Chiesi Farmaceutici S.p.A.	$1,252	107%
August 2022	Global Blood Therapeutics, Inc.	Pfizer Inc.	$5,477	102%
August 2022	ChemoCentryx, Inc.	Amgen, Inc.	$3,604	116%
January 2022	Zogenix, Inc.	UCB S.A.	$1,390	66%
February 2021	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company	$6,701	50%

Opinion of Amicus’ Financial Advisor - Goldman Sachs & Co. LLC

The disclosure under the section captioned “The Merger — Opinion of Amicus’ Financial Advisor - Goldman Sachs & Co. LLC — Summary of Financial Analysis” is hereby amended and supplemented by adding the following bolded and double underlined language and deleting the strikethrough language in the first and second full paragraphs on page 56 of the Definitive Proxy Statement:

Illustrative Discounted Cash Flow Analysis. Using the Forecasts and NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Amicus to derive a range of illustrative present values per share of our common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 10% to 12%, reflecting estimates of Amicus’ weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2025, (i) estimates of unlevered free cash flow for Amicus for the period beginning on October 1, 2025, and ending on December 31, 2025, and for fiscal years 2026 through 2045 as reflected in the Forecasts and NOL Forecasts and (ii) a range of illustrative terminal values for Amicus, which were calculated by applying perpetuity growth rates ranging from negative 15% to negative 5% to a terminal year estimate of the unlevered free cash flow to be generated by Amicus, as reflected in the Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Utilizing its professional judgment and experience, Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Amicus’ target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Amicus, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for Amicus by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Amicus the amount of Amicus’ debt and debt like items of $400 million and added the amount of Amicus’ cash and cash equivalents of $264 million, in each case, as provided by and approved for Goldman Sachs’ use by our management, to derive a range of illustrative equity values for Amicus. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Amicus as of December 17, 2025, of 328.4 million, as provided by and approved for Goldman Sachs’ use by our management, using the treasury stock method, to derive a range of illustrative present values per share ranging from $11.77 to $14.70.

The disclosure under the section captioned “The Merger — Opinion of Amicus’ Financial Advisor - Goldman Sachs & Co. LLC — Summary of Financial Analysis” is hereby amended and supplemented by adding the following new column and bolded and double underlined language in the table on page 57 of the Definitive Proxy Statement:

Selected Transactions
Announcement Date	Target	Acquiror	Transaction Value	Premium to Undisturbed (%)
November 19, 2025	Avadel Pharmaceuticals plc	Alkermes plc	$2.1	32.9%
July 9, 2025	Verona Pharma plc	Merck & Co., Inc.	$9.8	23.2%
June 2, 2025	Blueprint Medicines Corporation	Sanofi S.A.	$9.1	27.3%
April 28, 2025	SpringWorks Therapeutics, Inc.	Merck KGaA	$3.5	16.7%
October 8, 2023	Mirati Therapeutics, Inc.	Bristol-Myers Squibb Company	$3.7	35.2%
July 28, 2023	Reata Pharmaceuticals, Inc.	Biogen Inc.	$7.3	62.6%
October 2, 2022	Myovant Sciences Ltd.	Sumitomo Pharma Co., Ltd.	$3.0	50.3%
August 8, 2022	Global Blood Therapeutics, Inc.	Pfizer Inc.	$5.5	102.0%
August 4, 2022	ChemoCentryx, Inc.	Amgen Inc.	$3.6	115.7%
February 3, 2021	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company	$6.7	50.4%
February 1, 2021	Viela Bio, Inc.	Horizon Therapeutics Public Limited Company	$2.7	52.8%

Certain Financial Projections

The disclosure under the section captioned “The Merger - Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language to the fifth and sixth full paragraphs on page 61 of the Definitive Proxy Statement:

Case 2: Includes revenues and costs associated with the ongoing commercialization of Galafold and Pombiliti + Opfolda as well as potential risk-adjusted revenues and costs associated with the development and commercialization for DMX-200 in FSGS indication with a traditional approval pathway. Case 2 assumed a probability of success of 70% for DMX-200 for the treatment of FSGS.

Case 3: Includes potential risk-adjusted revenues and costs associated with the development and commercialization for DMX-200 in Focal Segmental Glomerulosclerosis (FSGS) indication with an accelerated approval pathway and a longer patent exclusivity period; assumes higher Galafold peak sales with an expanded Fabry disease market and higher patient uptake for Pombiliti + Opfolda relative to Case 2. Case 3 assumed a probability of success of 70% for DMX-200 for the treatment of FSGS.

The disclosure under the section captioned “The Merger - Certain Financial Projections” is hereby amended and supplemented by adding the following new rows and bolded and double underlined language in the tables on page 62 of the Definitive Proxy Statement:

July Projections – Case 2 (Risk-Adjusted)
(Amounts in Millions)

	2H 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$321	$774	$923	$1,081	$1,288	$1,528	$1,727	$1,892	$2,044	$2,182	$2,295
Gross Profit (1)	$277	$636	$734	$848	$1,009	$1,249	$1,437	$1,625	$1,754	$1,868	$1,964
Outgoing Milestones	0	0	0	(27)	0	(7)	(18)	0	0	(35)	0
R&D	(74)	(97)	(113)	(98)	(86)	(86)	(87)	(85)	(83)	(81)	(79)
Sales and Marketing	(35)	(83)	(89)	(114)	(121)	(131)	(135)	(139)	(144)	(150)	(156)
G&A	(99)	(230)	(235)	(239)	(250)	(264)	(275)	(286)	(297)	(308)	(318)
Stock-Based Compensation	(38)	(84)	(87)	(95)	(96)	(98)	(100)	(102)	(104)	(106)	(108)
Depreciation & Amortization	(4)	(13)	(13)	(16)	(16)	(16)	(16)	(16)	(16)	(16)	(16)
Other Operating Expenses	(8)	2	2	2	2	2	2	2	2	2	2
EBIT	$19	$131	$198	$261	$441	$649	$809	$998	$1,113	$1,174	$1,289
Taxes	(5)	(33)	(50)	(65)	(110)	(162)	(202)	(250)	(278)	(294)	(322)
NOPAT (2)	$14	$98	$149	$196	$331	$487	$607	$749	$835	$881	$967
Depreciation & Amortization	4	13	13	16	16	16	16	16	16	16	16
Capital Expenditures	(2)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(34)	(81)	(49)	(78)	8	(41)	(30)	(25)	(23)	(21)	(20)
Change in Net Working Capital	(15)	(21)	(21)	(21)	(21)	(19)	(16)	(14)	(13)	(11)	(3)
Capitalized Milestones	0	0	0	(18)	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$(33)	$4	$87	$90	$328	$438	$571	$720	$810	$859	$954

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$2,291	$2,183	$2,016	$1,889	$1,758	$1,700	$1,649	$1,603	$1,564	$1,530
Gross Profit (1)	$2,023	$1,914	$1,748	$1,620	$1,491	$1,433	$1,381	$1,336	$1,296	$1,261
Outgoing Milestones	0	0	0	0	0	0	0	0	0	0
R&D	(77)	(75)	(60)	(57)	(55)	(54)	(53)	(52)	(51)	(51)
Sales and Marketing	(153)	(150)	(148)	(148)	(148)	(143)	(139)	(135)	(132)	(129)
G&A	(320)	(322)	(327)	(331)	(337)	(327)	(319)	(312)	(306)	(301)
Stock-Based Compensation	(108)	(109)	(110)	(111)	(113)	(109)	(107)	(104)	(102)	(100)
Depreciation & Amortization	(16)	(16)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(13)
Other Operating Expenses	2	2	2	2	2	0	0	0	0	0
EBIT	$1,352	$1,245	$1,092	$961	$827	$786	$750	$719	$692	$667
Taxes	(338)	(311)	(273)	(240)	(207)	(196)	(188)	(180)	(173)	(167)
NOPAT (2)	$1,014	$933	$819	$721	$620	$589	$563	$539	$519	$500
Depreciation & Amortization	16	16	13	13	13	13	13	13	13	13
Capital Expenditures	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(19)	(22)	(19)	(9)	(6)	(6)	(6)	(6)	0	0
Change in Net Working Capital	6	13	12	11	7	5	4	4	3	1
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$1,011	$934	$821	$731	$630	$596	$569	$545	$530	$509

(1)	“Gross Profit” means revenue minus costs of goods sold.

(2)	“NOPAT” means Amicus’ earnings before interest expense and taxes minus tax expense assuming a tax rate of 25.0%.

The disclosure under the section captioned “The Merger - Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language to the third full paragraph on page 63 of the Definitive Proxy Statement:

The November Projections reflected management’s revisions to the July Projections stemming from (i) the Company’s actual performance for the third quarter of fiscal year 2025, (ii) updates to certain near-term assumptions based on more current operating results, and (iii) expected timing of certain expenses, milestone payments and cash flow items, including commercial inventory purchases and changes in net working capital. In the case of Case 3, the November Projections were also updated to include the addition of potential risk-adjusted revenues and associated costs for DMX-200 in an additional indication, membranous lupus nephritis (MLN). As updated, Case 3 assumed a probability of success of 70% for DMX-200 for the treatment of FSGS and assumed a 35% probability of success for DMX-200 for the treatment of MLN.

The disclosure under the section captioned “The Merger - Certain Financial Projections” is hereby amended and supplemented by adding the following new rows and bolded and double underlined language in the tables on pages 63 through 65 of the Definitive Proxy Statement:

November Projections (Case 1) (Risk-Adjusted)
(Amounts in Millions)

	Q4 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$178	$765	$886	$1,041	$1,198	$1,333	$1,421	$1,496	$1,572	$1,641	$1,711
Gross Profit (1)	$150	$636	$708	$819	$940	$1,095	$1,194	$1,306	$1,374	$1,434	$1,496
Outgoing Milestones	0	0	0	0	0	0	0	0	0	0	0
R&D	(21)	(88)	(88)	(85)	(82)	(82)	(83)	(81)	(79)	(76)	(74)
Sales and Marketing	(21)	(87)	(86)	(92)	(99)	(106)	(109)	(112)	(114)	(117)	(120)
G&A	(52)	(221)	(229)	(228)	(240)	(253)	(259)	(266)	(273)	(280)	(287)
Stock-Based Compensation	(20)	(82)	(85)	(87)	(88)	(90)	(92)	(94)	(96)	(97)	(99)
Depreciation & Amortization	(2)	(8)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(13)	(13)
Other Operating Expenses	0	2	2	2	2	2	2	2	2	2	2
EBIT	$34	$153	$210	$316	$420	$552	$639	$742	$801	$852	$904
Taxes	(9)	(38)	(53)	(79)	(105)	(138)	(160)	(186)	(200)	(213)	(226)
NOPAT (2)	$26	$115	$158	$237	$315	$414	$480	$557	$601	$639	$678
Depreciation & Amortization	2	8	13	13	13	13	13	13	13	13	13
Capital Expenditures	(1)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(29)	(81)	(49)	(78)	8	(55)	(12)	10	2	(17)	(16)
Change in Net Working Capital	(36)	(21)	(21)	(21)	(21)	(21)	(11)	(11)	(10)	(10)	(9)
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$(38)	$15	$96	$146	$309	$347	$465	$564	$601	$620	$661

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$1,777	$1,517	$1,417	$1,378	$1,359	$1,326	$1,298	$1,273	$1,252	$1,234
Gross Profit (1)	$1,555	$1,299	$1,198	$1,154	$1,133	$1,099	$1,070	$1,044	$1,022	$1,003
Outgoing Milestones	0	0	0	0	0	0	0	0	0	0
R&D	(72)	(70)	(55)	(52)	(50)	(50)	(49)	(49)	(49)	(48)
Sales and Marketing	(123)	(126)	(129)	(132)	(135)	(132)	(129)	(127)	(125)	(123)
G&A	(295)	(302)	(310)	(318)	(326)	(319)	(312)	(306)	(301)	(297)
Stock-Based Compensation	(101)	(103)	(106)	(108)	(110)	(107)	(105)	(102)	(101)	(99)
Depreciation & Amortization	(13)	(13)	(13)	(13)	(13)	(11)	(10)	(8)	(7)	(5)
Other Operating Expenses	2	2	2	2	2	0	0	0	0	0
EBIT	$953	$686	$587	$533	$500	$481	$465	$451	$440	$430
Taxes	(238)	(172)	(147)	(133)	(125)	(120)	(116)	(113)	(110)	(107)
NOPAT (2)	$714	$515	$440	$400	$375	$360	$349	$339	$330	$322
Depreciation & Amortization	13	13	13	13	13	11	10	8	7	5
Capital Expenditures	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(16)	(18)	(15)	(5)	0	0	0	0	0	0
Change in Net Working Capital	36	14	5	3	5	4	3	3	3	3
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$743	$519	$439	$406	$388	$371	$357	$345	$334	$325

(1)	“Gross Profit” means revenue minus costs of goods sold.

(2)	“NOPAT” means Amicus’ earnings before interest expense and taxes minus tax expense assuming a tax rate of 25.0%.

November Projections (Case 2) (Risk-Adjusted)
(Amounts in Millions)

	Q4 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$178	$765	$923	$1,081	$1,288	$1,528	$1,727	$1,892	$2,044	$2,182	$2,295
Gross Profit (1)	$150	$636	$734	$848	$1,009	$1,249	$1,437	$1,625	$1,754	$1,868	$1,964
Outgoing Milestones	0	0	0	0	(25)	(7)	(18)	0	0	(35)	0
R&D	(21)	(88)	(113)	(98)	(86)	(86)	(87)	(85)	(83)	(81)	(79)
Sales and Marketing	(21)	(87)	(89)	(114)	(121)	(131)	(135)	(139)	(144)	(150)	(156)
G&A	(52)	(221)	(235)	(239)	(250)	(264)	(275)	(286)	(297)	(308)	(318)
Stock-Based Compensation	(20)	(82)	(87)	(95)	(96)	(98)	(100)	(102)	(104)	(106)	(108)
Depreciation & Amortization	(2)	(8)	(13)	(13)	(15)	(15)	(15)	(15)	(15)	(15)	(15)
Other Operating Expenses	0	2	2	2	2	2	2	2	2	2	2
EBIT	$34	$153	$198	$291	$417	$650	$809	$999	$1,114	$1,175	$1,290
Taxes	(9)	(38)	(50)	(73)	(104)	(162)	(202)	(250)	(278)	(294)	(323)
NOPAT (2)	$26	$115	$149	$218	$313	$487	$607	$749	$835	$881	$968
Depreciation & Amortization	2	8	13	13	15	15	15	15	15	15	15
Capital Expenditures	(1)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(29)	(81)	(49)	(78)	8	(55)	(12)	10	2	(17)	(16)
Change in Net Working Capital	(36)	(21)	(21)	(21)	(23)	(25)	(16)	(15)	(14)	(14)	(12)
Capitalized Milestones	0	0	0	(18)	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$(38)	$15	$87	$110	$307	$418	$588	$754	$833	$860	$949

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$2,291	$2,183	$2,016	$1,889	$1,758	$1,700	$1,649	$1,603	$1,564	$1,530
Gross Profit (1)	$1,995	$1,893	$1,731	$1,620	$1,491	$1,433	$1,381	$1,336	$1,296	$1,261
Outgoing Milestones	0	0	0	0	0	0	0	0	0	0
R&D	(77)	(75)	(60)	(57)	(55)	(54)	(53)	(52)	(51)	(51)
Sales and Marketing	(153)	(150)	(148)	(148)	(148)	(143)	(139)	(135)	(132)	(129)
G&A	(320)	(322)	(327)	(331)	(337)	(327)	(319)	(312)	(306)	(301)
Stock-Based Compensation	(108)	(109)	(110)	(111)	(113)	(109)	(107)	(104)	(102)	(100)
Depreciation & Amortization	(15)	(15)	(15)	(13)	(13)	(11)	(10)	(8)	(7)	(5)
Other Operating Expenses	2	2	2	2	2	0	0	0	0	0
EBIT	$1,325	$1,223	$1,073	$961	$827	$787	$754	$724	$698	$675
Taxes	(331)	(306)	(268)	(240)	(207)	(197)	(188)	(181)	(174)	(169)
NOPAT (2)	$994	$918	$805	$721	$620	$591	$565	$543	$523	$506
Depreciation & Amortization	15	15	15	13	13	11	10	8	7	5
Capital Expenditures	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(16)	(18)	(15)	(5)	0	0	0	0	0	0
Change in Net Working Capital	9	19	14	15	8	5	4	4	4	4
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$997	$928	$814	$739	$636	$602	$575	$550	$529	$510

(1)	“Gross Profit” means revenue minus costs of goods sold.

(2)	“NOPAT” means Amicus’ earnings before interest expense and taxes minus tax expense assuming a tax rate of 25.0%.

November Projections (Case 3) (Risk-Adjusted)
(Amounts in Millions)

	Q4 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$178	$765	$943	$1,170	$1,433	$1,705	$1,921	$2,109	$2,354	$2,574	$2,798
Gross Profit (1)	$150	$636	$751	$919	$1,127	$1,394	$1,600	$1,809	$2,008	$2,182	$2,361
Outgoing Milestones	0	0	(53)	0	(7)	(18)	0	(35)	(53)	(70)	0
R&D	(21)	(88)	(92)	(101)	(105)	(101)	(106)	(89)	(85)	(83)	(81)
Sales and Marketing	(21)	(87)	(92)	(115)	(124)	(134)	(140)	(144)	(149)	(155)	(161)
G&A	(52)	(221)	(234)	(238)	(250)	(264)	(275)	(290)	(301)	(315)	(334)
Stock-Based Compensation	(20)	(82)	(87)	(94)	(96)	(98)	(100)	(102)	(104)	(106)	(108)
Depreciation & Amortization	(2)	(8)	(13)	(15)	(15)	(15)	(15)	(16)	(16)	(16)	(16)
Other Operating Expenses	0	2	2	2	2	2	2	2	2	2	2
EBIT	$34	$153	$184	$358	$530	$766	$965	$1,135	$1,303	$1,439	$1,663
Taxes	(9)	(38)	(46)	(89)	(133)	(191)	(241)	(284)	(326)	(360)	(416)
NOPAT (2)	$26	$115	$138	$268	$398	$574	$724	$851	$977	$1,079	$1,247
Depreciation & Amortization	2	8	13	15	15	15	15	16	16	16	16
Capital Expenditures	(1)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(29)	(81)	(49)	(78)	8	(55)	(12)	10	2	(17)	(16)
Change in Net Working Capital	(36)	(21)	(21)	(21)	(23)	(25)	(18)	(17)	(18)	(18)	(17)
Capitalized Milestones	0	0	(18)	(7)	0	0	0	(7)	0	0	0
Unlevered Free Cash Flow	$(38)	$15	$58	$172	$392	$505	$704	$848	$972	$1,055	$1,225

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$2,951	$2,995	$2,950	$2,918	$2,882	$2,727	$2,588	$2,465	$2,355	$2,258
Gross Profit (1)	$2,485	$2,503	$2,435	$2,384	$2,331	$2,384	$2,249	$2,129	$2,022	$1,927
Outgoing Milestones	0	0	0	0	0	0	0	0	0	0
R&D	(79)	(77)	(62)	(60)	(57)	(56)	(54)	(53)	(52)	(51)
Sales and Marketing	(158)	(155)	(148)	(148)	(148)	(143)	(139)	(136)	(132)	(130)
G&A	(336)	(337)	(342)	(349)	(356)	(345)	(335)	(326)	(318)	(311)
Stock-Based Compensation	(108)	(109)	(110)	(111)	(113)	(109)	(106)	(104)	(101)	(99)
Depreciation & Amortization	(16)	(16)	(14)	(14)	(14)	(12)	(10)	(8)	(7)	(5)
Other Operating Expenses	2	2	2	2	2	0	0	0	0	0
EBIT	$1,790	$1,810	$1,760	$1,705	$1,645	$1,719	$1,605	$1,503	$1,412	$1,331
Taxes	(448)	(453)	(440)	(426)	(411)	(430)	(401)	(376)	(353)	(333)
NOPAT (2)	$1,343	$1,358	$1,320	$1,279	$1,234	$1,289	$1,204	$1,127	$1,059	$998
Depreciation & Amortization	16	16	14	14	14	12	10	8	7	5
Capital Expenditures	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(16)	(18)	(15)	(5)	0	0	0	0	0	0
Change in Net Working Capital	2	14	9	10	4	6	5	4	4	4
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$1,340	$1,365	$1,323	$1,293	$1,247	$1,302	$1,214	$1,135	$1,065	$1,003

(1)	“Gross Profit” means revenue minus costs of goods sold.

(2)	“NOPAT” means Amicus’ earnings before interest expense and taxes minus tax expense assuming a tax rate of 25.0%.

The disclosure under the section captioned “The Merger - Certain Financial Projections” is hereby amended and supplemented by adding the following bolded and double underlined language to the fourth full paragraph on page 65 of the Definitive Proxy Statement:

Management presented to the Board of Directors the December Projections (consisting of a single case) as set forth below. The December Projections assumed a probability of success of 70% for DMX-200 for the treatment of FSGS. The December Projections were approved by the Board of Directors for use by Centerview and Goldman Sachs for their financial analyses in connection with their respective opinions delivered to the Board of Directors on December 19, 2025, and only such risk-adjusted projections were used by Centerview and Goldman Sachs in connection with their respective opinions as described in the sections of this proxy statement captioned “- Opinion of Amicus’ Financial Advisor - Centerview Partners LLC” and “- Opinion of Amicus’ Financial Advisor - Goldman Sachs & Co. LLC.”

The disclosure under the section captioned “The Merger - Certain Financial Projections” is hereby amended and supplemented by adding the following new rows and bolded and double underlined language in the tables on pages 65 and 66 of the Definitive Proxy Statement:

December Projections (Risk-Adjusted)
(Amounts in Millions)

	Q4 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$177	$757	$923	$1,081	$1,288	$1,528	$1,727	$1,892	$2,044	$2,182	$2,295
Gross Profit (1)	$150	$627	$734	$848	$1,009	$1,249	$1,437	$1,625	$1,754	$1,868	$1,964
Outgoing Milestones	0	0	(23)	0	(25)	(7)	(18)	0	0	(35)	0
R&D	(21)	(88)	(91)	(98)	(86)	(86)	(87)	(85)	(83)	(81)	(79)
Sales and Marketing	(21)	(89)	(90)	(114)	(121)	(131)	(135)	(139)	(144)	(150)	(156)
G&A	(48)	(227)	(236)	(239)	(250)	(264)	(275)	(286)	(297)	(308)	(318)
Stock-Based Compensation	(20)	(82)	(88)	(95)	(96)	(98)	(100)	(102)	(104)	(106)	(108)
Depreciation & Amortization	(2)	(8)	(13)	(13)	(15)	(15)	(15)	(15)	(15)	(15)	(15)
Other Operating Expenses	0	2	2	2	2	2	2	2	2	2	2
EBIT	$39	$136	$195	$291	$417	$650	$809	$999	$1,114	$1,175	$1,290
Taxes	(10)	(34)	(49)	(73)	(104)	(162)	(202)	(250)	(278)	(294)	(323)
NOPAT (2)	$29	$102	$147	$218	$313	$487	$607	$749	$835	$881	$968
Depreciation & Amortization	2	8	13	13	15	15	15	15	15	15	15
Capital Expenditures	(1)	(2)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(15)	(90)	(49)	(78)	8	(55)	(12)	10	2	(17)	(16)
Change in Net Working Capital	(38)	(21)	(21)	(21)	(23)	(25)	(16)	(15)	(14)	(14)	(12)
Capitalized Milestones	0	0	0	(18)	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$(23)	$(3)	$85	$110	$307	$418	$588	$754	$833	$860	$949

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$2,291	$2,183	$2,016	$1,889	$1,758	$1,700	$1,649	$1,603	$1,564	$1,530
Gross Profit (1)	$1,995	$1,893	$1,731	$1,620	$1,491	$1,433	$1,381	$1,336	$1,296	$1,261
Outgoing Milestones	0	0	0	0	0	0	0	0	0	0
R&D	(77)	(75)	(60)	(57)	(55)	(54)	(53)	(52)	(51)	(51)
Sales and Marketing	(153)	(150)	(148)	(148)	(148)	(143)	(139)	(135)	(132)	(129)
G&A	(320)	(322)	(327)	(331)	(337)	(327)	(319)	(312)	(306)	(301)
Stock-Based Compensation	(108)	(109)	(110)	(111)	(113)	(109)	(107)	(104)	(102)	(100)
Depreciation & Amortization	(15)	(15)	(15)	(13)	(13)	(11)	(10)	(8)	(7)	(5)
Other Operating Expenses	2	2	2	2	2	0	0	0	0	0
EBIT	$1,325	$1,223	$1,073	$961	$827	$787	$754	$724	$698	$675
Taxes	(331)	(306)	(268)	(240)	(207)	(197)	(188)	(181)	(174)	(169)
NOPAT (2)	$994	$918	$805	$721	$620	$591	$565	$543	$523	$506
Depreciation & Amortization	15	15	15	13	13	11	10	8	7	5
Capital Expenditures	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(16)	(18)	(15)	(5)	0	0	0	0	0	0
Change in Net Working Capital	9	19	14	15	8	5	4	4	4	4
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$997	$928	$814	$739	$636	$602	$575	$550	$529	$510

(1)	“Gross Profit” means revenue minus costs of goods sold.

(2)	“NOPAT” means Amicus’ earnings before interest expense and taxes minus tax expense assuming a tax rate of 25.0%.

Legal Proceedings Regarding the Merger

The following disclosure replaces in its entirety the disclosure under the section captioned “The Merger — Legal Proceedings Regarding the Merger” on page 82 of the Definitive Proxy Statement:

On January 22, 2026, a purported stockholder of Amicus filed a lawsuit in the United States District Court for the Northern District of Illinois against Amicus and its directors, captioned Ramesh Pathak v. Amicus Therapeutics, Inc., et al., Case No. 26-cv-755. The purported stockholder filed an amended complaint on January 23, 2026 (we refer to that amended complaint as the “Pathak Complaint”). The Pathak Complaint alleges that the preliminary proxy statement filed by Amicus with the SEC on January 21, 2026 in connection with the Merger omits material information and contains misleading disclosures and that, as a result, the defendants violated Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

On February 5, 2026, a purported stockholder of Amicus filed a lawsuit in the Supreme Court of the State of New York, County of New York, against Amicus and its directors, captioned John Marino v. Amicus Therapeutics, Inc., et al., Index No. 650728/2026 (which we refer to as the “Marino Complaint”). On February 6, 2026, another purported stockholder of Amicus filed a lawsuit in the Supreme Court of the State of New York, County of New York, against the Company and the Board, captioned Richard Lawrence v. Amicus Therapeutics, Inc., et al., Index No. 650760/2026 (which we refer to as the “Lawrence Complaint”). The Marino Complaint and the Lawrence Complaint each assert claims under New York common law, alleging, among other things, that the definitive proxy statement filed by Amicus with the SEC on February 2, 2026 in connection with the Merger omits material information and contains misleading disclosures.

On February 13, 2026, another purported stockholder of Amicus filed a lawsuit in the Superior Court of the State of New Jersey, Atlantic County, against Amicus, its directors and BioMarin, captioned Drulias v Bleil et al., Case No. ATL-C-000013-26 (which we refer to as the “Drulias Complaint”). The Drulias Complaint asserts claims under the New Jersey Uniform Securities Law and New Jersey common law, alleging, among other things, that the definitive proxy statement filed by Amicus with the SEC on February 2, 2026 in connection with the Merger omits material information and contains misleading disclosures.

The Pathak Complaint, the Marino Complaint, the Lawrence Complaint and the Drulias Complaint (together, which we refer to as the “Complaints”) each seek, among other things, (i) injunctive relief preventing consummation of the Transactions until such time as the alleged material omissions are cured, (ii) rescission of the Transactions or an award of damages if the Transactions are consummated, and (iii) an award of the plaintiffs’ fees and expenses in connection with the litigation, including reasonable attorneys’ and experts’ fees and expenses.

Additionally, Amicus has received a demand from another purported stockholder of Amicus seeking to inspect Amicus’ books and records pursuant to Section 220 of the DGCL in connection with the Merger (which we refer to as the “220 Demand”). Amicus has also received additional demand letters from purported stockholders seeking additional disclosures in the proxy statement (together, which we refer to as the “Demand Letters”). Amicus believes the claims asserted in the Complaints, the 220 Demand and the Demand Letters are without merit.

Additional demands like the Demand Letters or the 220 Demand may be received, and additional lawsuits may be filed against Amicus, the Board of Directors, BioMarin and/or Merger Sub in connection with the Transactions. If additional similar demands are received or complaints are filed, absent new or different allegations that are material, Amicus will not necessarily announce such additional demands or filings.

*  *  *

Important Information and Where to Find It

In connection with the proposed transaction between Amicus and BioMarin, Amicus filed the Definitive Proxy Statement with the SEC on February 2, 2026. Amicus may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which Amicus may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement and other documents that are filed or will be filed with the SEC by Amicus through the website maintained by the SEC at www.sec.gov, Amicus’s website at https://ir.amicusrx.com/financial-information/sec-filings or by contacting the Amicus investor relations department at the following:

Andrew Faughnan
(609) 662-3809
afaughnan@amicusrx.com

Participants in the Solicitation

Amicus and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Amicus stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Amicus directors and executive officers in the transaction, which may be different than those of Amicus stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.

Forward-Looking Statements Disclaimer

This communication contains forward-looking statements related to Amicus, BioMarin and the transactions contemplated by the Merger Agreement, including the Merger (which we refer to as the “Transactions”) that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, Amicus’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Transactions; statements about the expected timetable for completing the transaction; Amicus’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Amicus, Amicus’s ability to commercialize current and future product candidates, and the anticipated timing of closing of the Transactions. Forward-looking statements are subject to certain risks, uncertainties, or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the ability to obtain shareholder approval; the possibility that competing offers will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the effects of the Transactions on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; that BioMarin may not realize the potential benefits of the Transaction; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks listed under the heading “Risk Factors” in Amicus’s periodic reports filed with the SEC, including quarterly reports on Form 10-Q and annual reports on Form 10-K. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the Proxy Statement filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the Proxy Statement is, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to Amicus and BioMarin, and Amicus and BioMarin disclaim any obligation to update the information contained in this communication as new information becomes available.